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                                                                   EXHIBIT 10.13


                               SMTC Corporation


                                        May 18, 2000



Edward A. Johnson
12520 Grant Drive
Thornton, CO 80241

     Re:  Employment Agreement

Dear Mr. Johnson:

     This letter sets forth the terms and conditions of your employment with SMTC Corporation, a Delaware corporation (together with its subsidiaries, the "Company") to be effective as of May 18, 2000 (the "Effective Date").

     1. Employment and Services. You shall be employed by the Company for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date or on such earlier date as your employment is terminated pursuant to paragraph 4 hereof (the "Employment Period"). The Employment Period shall automatically be extended for successive one-year terms on each anniversary of the Effective Date, unless (i) either party has given written notice of non-renewal (a "Non-Renewal Notice") to the other party at least 30 days prior to the scheduled expiration date of the Employment Period or (ii) your employment has been terminated pursuant to paragraph 4 hereof.

     During the Employment Period, you shall render such services to the Company and its affiliates and shall have such powers, duties and responsibilities as may from time to time be prescribed by the Company's Chief Executive Officer (the "CEO") or its Board of Directors (the "Board"). You shall perform and discharge, faithfully, diligently and competently, such services, duties and responsibilities. You shall devote all of your business time and attention and your best efforts and ability to the business and affairs of the Company and shall not engage in other business activities (whether or not compensated) during the term of this Agreement without prior written consent of the CEO or the Board.

     2. Compensation. As compensation for your services performed under this Agreement during the Employment Period, the Company shall pay you a base salary at the rate of $225,000 per year. Such salary shall be payable in installments in accordance with the Company's regular payroll practices. During the Employment Period, you will be eligible to participate in any bonus compensation program generally made available to the Company's management as determined by the Board in its sole discretion.
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     3.   Benefits.  During the Employment Period, you shall be entitled to participate in or receive benefits under any life insurance plan, health and accident insurance plan, retirement plan and all other benefit arrangements generally available to the Company's executive officers and employees (other than severance plans or arrangements) as in effect from time to time. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case subject to and consistent with Company policy. During the Employment Period you shall be entitled to 15 paid vacation days in each fiscal year and shall also be entitled to all paid holidays given by the Company to its employees. Your paid vacation days shall be prorated for any period of service hereunder less than a full year. Except as set forth in paragraph 4 below, you will not be entitled to cash compensation for any vacation time not taken during the term hereof.

     4. Termination and Severance. The Employment Period shall terminate prior to its scheduled expiration date on the first to occur of (i) your death or permanent disability (defined as your actual inability to perform normal duties for a period of 20 consecutive days or for a total of 30 days in any one-year period or your prospective inability to perform such duties for such period as determined in good faith by the Board), (ii) a vote of the Board directing such termination for Cause, or (iii) a vote of the Board directing such termination without Cause. In the event (a) the Employment Period is terminated pursuant to clause (iii) above or (b) the Company gives you a Non-Renewal Notice, and so long as you comply and in consideration of your compliance with the restrictions set forth in paragraphs 5 and 6 below, the Company shall (i) continue to pay your base salary for six months following the date of such termination or the expiration of the Employment Period, as applicable, and (ii) pay you in cash for any vacation days that shall have accrued and shall not have been taken by you during the fiscal year of the Company in which the Employment Period is so terminated or the Company gives you such Non-Renewal Notice, which number of vacation days shall be determined as of the date of such termination or the expiration of the Employment Period, as applicable. Except as set forth in this paragraph 4, you shall not be entitled to any compensation or other payment from the Company or any of its affiliates in connection with the termination of your employment. For purposes of this agreement, (x) "Cause" shall mean (i) your failure to comply with the lawful directives of the CEO or the Board, (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious to the property, operations, business or reputation of the Company, (iii) your failure to perform, or material negligence in the performance of, your duties and responsibilities to the Company, or (iv) your material breach of this agreement that is not cured within 5 days after written notice thereof to you by the Company.

     5. Confidential Information. You acknowledge that information obtained by you during your employment with the Company (including during the term of your employment by HTM Holdings, Inc. or Hi-Tech Manufacturing, Inc.) concerning the business or affairs of the Company ("Confidential Information") is the property of the Company. You shall not at any time during or after the Employment Period, without the prior written consent of the Board, disclose to any unauthorized person or use for your own account or for the account of any person other than the Company and its subsidiaries any Confidential Information, except to the extent necessary to comply with applicable laws or to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or

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omissions to act. Upon termination or expiration of the Employment Period or at the request of the Board at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company that you may then possess or have under your control.

     6.   Non-Solicitation.

          a. Non-Solicitation of Employees, Suppliers and Customers. During the Employment Period and for a period of six months following the date of termination or expiration of your employment, you shall not (i) interfere with the relationship between the Company and any of its employees, or induce or attempt to induce any employee of the Company to terminate his or her employment, (ii) hire directly or through another entity any person who was an employee of the Company at any time during the Employment Period, (iii) induce or attempt to induce any independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish its relationship with the Company, (iv) conduct with any customer, supplier, licensee or other business relation of the Company any business or activity that such customer, supplier, licensee or business relation conducts or could conduct with the Company, or induce or attempt to induce any such customer, supplier, licensee or business relation to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

          b. Scope of Restriction. If, at the time of enforcement of this paragraph 6, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, you agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope. You further agree and acknowledge that any severance compensation paid to you by the Company pursuant to paragraph 4 above shall be paid in consideration of your compliance with the restrictions set forth in this paragraph 6.

          c. Necessity of Restraints. You acknowledge that the restraints imposed by this paragraph 6 and by paragraph 5 above are reasonable and necessary for the protection of the Company, and that the Company would be irreparably harmed by a breach by you of these provisions.

     7. Withholding; Currency. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement. All amounts set forth in this agreement are denominated in US Dollars.

     8. Prior Agreements. With the exception of terms that relate to your employment in each of (i) the Grant of Stock Purchase Options, dated July 30, 1999, delivered to you by the Company, (ii) the Operating Agreement of J&L Investments, LLC and (iii) the

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Stockholders Agreement of the Company, dated July 30, 1999, all prior agreements, arrangements or understandings, written or oral, with respect to your employment with the Company, HTM Holdings, Inc. or any subsidiary or affiliate thereof, including without limitation the Employment Agreement, dated July 30, 1999, between you and the Company, are superseded by this Agreement and shall be of no further force and effect.

     9. Survival. The provisions of paragraphs 5 and 6 hereof will survive any termination of this Agreement in accordance with their respective terms.

     10. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     11. Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (i) delivery by hand, (ii) one business day after being sent by overnight courier; or (iii) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

          If to you, at the address first stated above.

          If to the Company:

               SMTC Corporation
               c/o EMSIcon Investments, LLC
               c/o Bain Capital, Inc.
               Two Copley Place
               Boston, MA 02116

          with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA 02110
               Attention: Alfred O. Rose
               Facsimile: 617-951-7050

          with a copy to:

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               SMTC Corporation
               635 Hood Road
               Markham, Ontario
               L3R 4N6

     12. Amendment; Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is approved by the Board and agreed to in writing signed by you and such officer as may be specifically authorized by the Board in connection with such approval. No waiver of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     13. Assignment. This Agreement shall inure to the benefit of and be binding upon (i) you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) the Company and its successors (including, without limitation, by means of reorganization, merger, consolidation or liquidation) and permitted assigns.
The Company may assign this Agreement to any of its subsidiaries or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which you are at any time associated. The Company requires your personal services hereunder and you may not assign this Agreement.


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     Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                 Very truly yours,

                                 SMTC Corporation


                                 By:   /s/ [signature appears here]
                                    --------------------------------
                                 Name: Paul Walker
                                 Title:  President

Accepted and agreed to:

Employee


/s/ [signature appears here]
-----------------------------
Edward A. Johnson

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